Registration No. 333-234348
Filed Pursuant to Rule 424(b)(3)

DUKE ENERGY CORPORATION
DUKE ENERGY PREMIERNOTES®
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT
(To Prospectus dated October 28, 2019)
The Date of this Pricing Supplement is June 15, 2020

The Duke Energy PremierNotes Variable Denomination Floating Rate Demand Notes (“the Notes”) bear interest at a floating rate per annum determined by the Duke Energy PremierNotes Committee, or its designee, on a weekly basis to be effective on the following Monday. Under the terms of the PremierNotes program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

The current Registration Statement for the Notes (No. 333-234348) was automatically effective on October 28, 2019. As of June 15, 2020, the interest rates on the Notes will be decreased by 0.25% per annum at each ownership level, and as a result will be as follows:

Amount of Notes	Interest Rate Per Annum
$0-$9,999.99	1.21% Yield 1.20% Rate
$10,000-$49,999.99	1.26% Yield 1.25% Rate
$50,000 and above	1.41% Yield 1.40% Rate